EXHIBIT 10.18


WG(R)  WILSON GREATBATCH TECHNOLOGIES, INC.
10,000 Wehrle Dr., Clarence, NY 14031-2033 USA
Phone 716/769-8901  Fax 716/799-8579


May 29, 2002


Mr. Lawrence P. Reinhold
3207 Plantation Court
Naperville, IL 60564


Dear Larry:

We are pleased to provide the revised offer to be come the Executive Vice President and Chief Financial Officer for Wilson Greatbatch Technologies, Inc.
(WGT). In this position you will report directly to Edward Voboril, Chairman, President and Chief Executive Officer, and be designated a member of the WGT Office of the Chairman. The agreed upon employment start date is June 10, 2002.

Your starting salary will be $275,000 per year, paid bi-weekly at a rate of $10,576.92. You will be entitled to the company provided benefits as outlined on the enclosed summary sheet. You will be granted one full month (160 hours) of vacation each year, beginning with the start of your employment. You will be extended coverage under our standard relocation assistance program (as per attached).

You will also be eligible for the following:

          o    A company provided automobile;
          o    Participation in the WGT Key Management Physical Examination
               Program;
          o    Executive Financial Planning;
          o    Coverage Under the WGT Change of Control Program (see attached);
          o Dependent (child) College Tuition Reimbursement (fully vested), in accordance with the policy (see attached).

You will be granted one year of severance payments should your employment be involuntarily terminated by WGT. WGT will not be obligated to provide severance pay should you voluntarily terminate your employment, voluntarily retire, be discharged for cause or terminate due to disability or death.

You will be eligible to participate (pro-rata) in the 2002 Key Management Incentive Plan (KMIP). KMIP is an executive bonus plan for selected key managers that will target you for a 50% bonus based on WGT's performance and attainment of 2002 goals.

Lawrence P. Reinhold
Page 2
May 29, 2002


Resolutions will be submitted on your behalf to the Board of Directors at the July 2002 meeting for their acceptance of the following:

          o Participation in the 1998 WGT (ISO) Stock Option Plan with a grant equal to 75,000 performance vesting stock option shares at a strike price to be determined by the Board of Directors.
          o Nomination to participate (pro-rata) in the 2002 WGT Long Term Incentive Compensation Program (LTIP).
          o Nomination as a WGT Corporate Officer and member of the Executive Committee.

This offer is contingent upon successful completion of a pre-employment physical and a negative result on your drug test. Barbara Davis, Director, Human Resources & Organizational Development will contact you to set up an appointment.

Sincerely,

/s/ Larry DeAngelo

Larry T. DeAngelo
Senior Vice President, Administration and Secretary

LTD/mc
Enclosures

                                      WG(R)
                      WILSON GREATBATCH TECHNOLOGIES, Inc.

                        THE POWER TO DO GREAT THINGS(TM)

TO:      Lawrence Reinhold

FROM:    Barbara Davis

DATE:    June 7, 2002

SUBJECT: Revised Addendum dated May 29, 2002

CC:      Larry DeAngelo

================================================================================

Following are agreed upon clarification to the revised offer of employment letter dated May 29, 2002.

1. Voluntary separation may be triggered for "good reason" as defined in the Change of Control Agreement, however, excluding those provisions of that definition requiring a Change of Control event.

2.   The relocation provision is to include:

     a. Separate net of tax reimbursement for reasonable house hunting trips for the employee's family; reasonable commuting, lodging and transportation until relocation to the Buffalo area; trips back to current home in Chicago as appropriate but at a minimum bi-weekly.

     b. Moving of household goods will include "executive" level packing and unpacking of household goods.